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                                                                       EXHIBIT C


                                POWER OF ATTORNEY


                           The undersigned, Robert Day, does hereby appoint Michael E. Cahill, Linda D. Barker, Harold Henderson, Philip K. Holl, Patricia M. Navis and Lazarus N. Sun, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on its behalf, and to file filings and any amendments thereto made by or on behalf of the undersigned in respect of the beneficial ownership of equity pursuant to sections 13(d), 13(f), 13(g), 14(d) and 16(a) of the Securities and Exchange Act of 1934, as amended.

                           IN WITNESS WHEREOF, this Power of Attorney has been executed as of the 31st day of March, 2000.


         /s/ Robert Day

         ---------------------------------
         ROBERT DAY



                                      C-1